Exhibit 99.2

For Immediate Release

Contact:

Fuse Medical, Inc.

Attention: Devon Morgan, Sr. Investor Relations Analyst

1565 North Central Expressway, Suite 220

Richardson, Texas 75080

Office (469) 862-3030

Facsimile (469) 862-3035

info@Fusemedical.com

FUSE MEDICAL, INC. RANKED AMONG TOP 150 PUBLIC COMPANIES IN

DALLAS- FORT WORTH METROPLEX

RICHARDSON, TX, August 14, 2020 /Businesswire/ -- Fuse Medical, Inc., (OTCPINK: FZMD), (“Fuse” or the “Company”) an emerging manufacturer and distributor of innovative medical devices for the orthopedic and spine marketplace, announced that it has been ranked number 136 on the 2020 list of Dallas-Fort Worth’s 150 largest public companies, by the Dallas Morning News.

Fuse Medical’s 2019 revenue of $22.9 million secured its title as the 136th largest public company in DFW, moving them up one spot from where they ranked last year. The annual list, compiled by Bloomberg for the Dallas Morning News, examines public companies in a seventy-county area in North Texas, and ranks them by their total revenue for the prior fiscal year.

Christopher C. Reeg, Chief Executive Officer, commented, “We are honored to have been named by Dallas Morning News as one of the top 150 public companies in Dallas-Fort Worth for the third year in a row. It is a privilege to work alongside a dedicated and hardworking team of employees, surgeons, advisors, customers and strategic partners, without whom this accomplishment would not be possible. Even through this challenging time with the COVID-19 pandemic, we remain optimistic that Fuse will continue to increase shareholder value by staying focused on our strategic initiatives, and to continuously provide exceptional service and products that will meet and exceed the evolving needs of our customers.”

To view the full list of companies and more information visit: Dallas Morning News: A Searchable Guide to Dallas-Fort Worth's 150 Largest Public Companies for 2020

About Fuse Medical, Inc.

Fuse is an emerging manufacturer and distributor of innovative medical devices for the orthopedic and spine marketplace. We provide a comprehensive portfolio of products in the orthopedic total joints, sports medicine, trauma, foot and ankle space, as well as, degenerative and deformity spine, orthobiologics and regenerative medicine products. For more information about the Company, or if you’re interested in becoming a distributor of any Fuse’s products, please contact us at info@fusemedical.com or visit: www.fusemedical.com.

Forward Looking Statements

Certain statements in this press release, constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend,” or similar expressions or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based only on information available to the Company as of the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission; the failure of the Company to close the transaction; and integration issues with the consolidated company. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

Exhibit 99.2

For Immediate Release

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